EXHIBIT 107

Calculation of Filing Fee Table

Form F-10

(Form Type)

Avino Silver & Gold Mine, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Share, without par value (the “Common Share”)	Rule 457(o)	—	—	—	—	—
	Other	Warrants	Rule 457(g)	—	—	—	—	—
	Equity	Common Shares issuable upon exercise of Warrants	Rule 457(o)	—	—	—	—	—
	Other	Subscription Receipts	Rule 457(o)	—	—	—	—	—
	Equity	Common Shares underlying Subscription Receipts	Rule 457(o)	—	—	—	—	—
	Other	Debt Securities(3)	Rule 457(o)	—	—	—	—	—
	Other	Units	Rule 457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf		Rule 457(o)	(2)	(2)	$75,000,000	0.0001102	$8,265.00

Fees previously paid	Equity	Common Share, without par value	Rule 457(o)	—	—	—	—	—
	Other	Warrants	Rule 457(g)	—	—	—	—	—
	Equity	Common Shares issuable upon exercise of Warrants	Rule 457(o)	—	—	—	—	—
	Other	Subscription Receipts	Rule 457(o)	—	—	—	—	—
	Equity	Common Shares underlying Subscription Receipts	Rule 457(o)	—	—	—	—	—
	Other	Debt Securities(3)	Rule 457(o)	—	—	—	—	—
	Other	Units	Rule 457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf		Rule 457(o)	(2)	(2)	$50,000,000	0.0001102	$5,510.00

Total Offering Amounts						$75,000,000		$8,265.00
Total Fees Previously Paid								$5,510.00
Total Fee Offsets								-
Net Fee Due								$2,755.00

(1)

Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).  The registrant previously paid a fee of $5,510.00 in connection with the registration of an aggregate offering amount of $50,000,000, which is applied to the registrant’s total registration fee. Accordingly, the registrant is paying the registration fee for the remaining $25,000,000 increase of the registrant’s offering amount, or $2,755.00.

(2)

There are being registered hereunder an indeterminable number of shares of (a) common shares, (b) debt securities, (c) warrants to purchase common shares or debt securities of the registrant, (d) subscription receipts to purchase common shares, warrant or debt securities of the registrant, and (e) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminable number of shares of common shares and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $75,000,000. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the sale of the securities under this Registration Statement.

(3)	The total amount of debt securities that may be issued will not exceed $10,000,000 in the aggregate.